EXHIBIT 99.1

Press Release Dated March 3, 2015

Geron Corporation Reports Fourth Quarter and Annual 2014 Financial Results and Recent Events

Organizational Resizing Also Announced

Conference Call Scheduled for 4:30 p.m. EST Today, March 3

MENLO PARK, Calif., March 3, 2015 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2014 and recent events.

Fourth Quarter 2014 Results

Net loss for the fourth quarter of 2014 was $8.9 million, or $0.06 per share, compared to $9.3 million, or $0.07 per share, for the comparable 2013 period. Revenues for the fourth quarter of 2014 were $178,000 compared to $225,000 for the comparable 2013 period. The company ended 2014 with $170.6 million in cash and investments, which included receipt of an upfront payment of $35.0 million for the license rights granted by the company to Janssen Biotech, Inc. (“Janssen”) under the exclusive collaboration and license agreement (the “Collaboration Agreement”) entered into between the parties in November 2014, which has been recorded as deferred revenue as of December 31, 2014.

Total operating expenses for the fourth quarter of 2014 were $9.2 million compared to $9.5 million for the comparable 2013 period. Research and development expenses for the fourth quarter of 2014 were $4.4 million compared to $5.1 million for the comparable 2013 period. General and administrative expenses for the fourth quarter of 2014 were $4.8 million compared to $4.0 million for the comparable 2013 period. Operating expenses for the 2013 fourth quarter also included restructuring charges of $430,000 in connection with the company’s decisions to discontinue its discovery research programs and close its research laboratory facility in 2013.

The decrease in research and development expenses for the fourth quarter of 2014, compared to the same period in 2013, primarily reflects lower manufacturing costs for imetelstat drug product and reduced clinical trial expenses for the imetelstat trials in hematologic myeloid malignancies. The increase in general and administrative expenses for the fourth quarter of 2014, compared to the same period in 2013, primarily reflects the net result of higher non-cash stock-based compensation expense, increased legal fees for the purported lawsuits filed against the company and transaction costs associated with the Collaboration Agreement with Janssen, partially offset by transaction costs associated with the closing of the stem cell divestiture transaction in October 2013.

Interest and other income for the fourth quarter of 2014 was $100,000 compared to $115,000 for the comparable 2013 period. The decrease in interest and other income for the fourth quarter of 2014, compared to the same period in 2013, primarily reflects the net result of a gain on the sale of excess laboratory equipment in connection with the closure of the company’s research laboratory facility in 2013, partially offset by higher interest income due to increased cash and investment balances with the receipt of $96.8 million in net cash proceeds from the underwritten public offering completed in February 2014.

Year-End 2014 Results

Net loss for 2014 was $35.7 million, or $0.23 per share, compared to $38.4 million, or $0.30 per share, for 2013. License fee and royalty revenues for 2014 and 2013 were $1.2 million and $1.3 million, respectively.

Total operating expenses for 2014 were $37.5 million compared to $40.2 million for 2013. Research and development expenses for 2014 were $20.7 million compared to $23.2 million for 2013. General and administrative expenses for 2014 were $16.8 million compared to $15.6 million for 2013. Year-to-date operating expenses for 2013 also included restructuring charges of $1.5 million.

The decrease in research and development expenses for 2014 compared to 2013 primarily reflects the net result of lower clinical trial expenses with the wind-down of the imetelstat trials in solid tumors and GRN1005 trials in patients with brain metastases and reduced personnel-related and other research costs resulting from previous restructurings and the discontinuation of the company’s discovery research programs, partially offset by higher costs for the manufacturing of imetelstat drug product. The increase in general and administrative expenses for 2014 compared to 2013 primarily reflects the net result of higher non-cash stock-based compensation expense, increased legal fees for the purported lawsuits filed against the company and transaction costs associated with the Collaboration Agreement with Janssen, partially offset by reduced patent fees and transaction costs associated with the closing of the stem cell divestiture transaction.

Interest and other income was $373,000 for 2014 compared to $951,000 for 2013. The decrease in interest and other income for 2014 compared to 2013 primarily reflects the net result of a gain on the sale of excess laboratory equipment in 2013, partially offset by higher interest income due to increased cash and investment balances in 2014.

Recent Company Events

●	On October 31, 2014, the U.S. Food and Drug Administration (“FDA”) removed the full clinical hold on the company’s investigational new drug application for imetelstat. In addition, the FDA stated that the company’s proposed clinical development plan for imetelstat that is focused on high-risk myeloid malignancies, such as myelofibrosis (“MF”), is acceptable.

●

On November 13, 2014, the company entered into the Collaboration Agreement with Janssen to develop and commercialize imetelstat, the company’s telomerase inhibitor product candidate, worldwide for all indications in oncology, including hematologic myeloid malignancies, and all other human therapeutics uses. Under the terms of the Collaboration Agreement, the company received an upfront payment of $35 million and is eligible to receive additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, as well as royalties on worldwide net sales. Certain regulatory, development, manufacturing and promotional activities will be managed through a joint governance structure, with Janssen responsible for operational implementation of these activities.

Development of imetelstat will proceed under a mutually agreed clinical development plan, which is expected to include Phase 2 studies in MF and myelodysplastic syndromes (“MDS”) as initial studies, additional registration studies in MF and MDS, and exploratory Phase 2 and potential follow-on Phase 3 studies in acute myelogenous leukemia (“AML”). The company expects the Initial Phase 2 MF Study to be initiated in mid-2015 followed later by the Initial Phase 2 MDS Study to be initiated at the end of 2015. Development costs for these two studies will be shared between Janssen and Geron on a 50/50 basis.

Prior to initiation of the Initial Phase 2 MF Study, both investigational new drug applications for imetelstat and the sponsorship of the MF Pilot Study being conducted by Dr. Tefferi will be transferred from Geron to Janssen. The primary transition activities related to the imetelstat program are expected to be completed by mid-2015.

Given projected reduced operational demands as a result of the collaboration with Janssen, the company is conducting an organizational resizing which will reduce its workforce from 39 to 21 positions. In connection with this action, the company expects to incur restructuring charges of approximately $1.9 million, the majority of which will be recognized in the first half of 2015. Approximately $1.5 million of these charges is expected to be paid in cash during 2015. The company expects the resizing will reduce the company’s personnel-related costs by approximately $5.0 million on an annualized basis.

●

On December 4, 2014, preclinical data from the laboratory of Steven Lane, M.D., Ph.D., QIMR Berghofer Medical Research Institute, that demonstrated activity of the company’s telomerase inhibitor drug, imetelstat, on leukemic stem cells from AML was published in the journal Cell Stem Cell. The preclinical study showed the role of telomerase in AML disease initiation and progression and the company believes the data may provide preclinical proof-of-concept to support future clinical development of imetelstat in AML.

●	In December 2014, five presentations describing clinical and non-clinical data on imetelstat were made at the 56th annual meeting of the American Society of Hematology in San Francisco, CA.
o	Monitoring of CALR Allele Burden in Patients with Essential Thrombocythemia Treated with Imetelstat, a Telomerase Inhibitor, Reveals Rapid and Substantial Molecular Responses (Abstract #408)
o	Imetelstat, a Telomerase Inhibitor, Therapy for Myelofibrosis: A Pilot Study (Abstract #634)
o	Effects of Imetelstat on CD34+ Cells of Patients with Myelofibrosis (Abstract #1879)
o	Inhibition of Telomerase with Imetelstat is Detrimental to Leukemia Stem Cells in Acute Myeloid Leukemia (AML) (Abstract #2322)
o	Imetelstat (GRN163L), a Telomerase Inhibitor Selectively Affects Malignant Megakaryopoiesis in Myeloproliferative Neoplasms (MPN) (Abstract #4582)

Conference Call

At 4:30 p.m. EST on March 3, 2015, Geron’s management will host a conference call to discuss the company’s fourth quarter and annual results as well as recent events.

Participants can access the conference call live via telephone by dialing 877-703-6107 (U.S.); 857-244-7306 (international). The passcode is 28650149. A live audio-only webcast is also available at http://edge.media-server.com/m/p/bu63s9fe/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through April 3, 2015.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) Geron’s potential receipt of development, regulatory and sales milestones, as well as royalties on potential future sales of imetelstat commercialized under the Collaboration Agreement; (ii) timing of planned and potential clinical trials of imetelstat to be conducted under the Collaboration Agreement, including the Initial Phase 2 MF Study and the Initial Phase 2 MDS Study, and other potential activities under the Collaboration Agreement; (iii) the safety and efficacy of imetelstat; (iv) Geron’s transfer of the imetelstat INDs to Janssen; (v) financial projections and expectations, including incurring restructuring charges of approximately $1.9 million in 2015, cash expenditures of approximately $1.5 million in 2015 and projected reduction in personnel-related costs by approximately $5.0 million on an annualized basis; (vi) intellectual property protection; and (vii) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) the uncertain, time-consuming and expensive product development and regulatory process, including whether Geron and Janssen will succeed in overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges in the development and commercialization of imetelstat; (ii) the fact that Geron may not receive any milestone, royalty or other payments from Janssen because Janssen may terminate the Collaboration Agreement for any reason; (iii) the ability of Geron and Janssen to protect and maintain intellectual property rights for imetelstat; (iv) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the Collaboration Agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the Collaboration Agreement and the clinical development or commercialization of imetelstat could be delayed or terminated; (v) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (vi) whether imetelstat can be applied to any or to multiple hematologic malignancies; (vii) whether Geron encounters unanticipated challenges in transferring the imetelstat INDs to Janssen in a timely manner, or at all; (viii) unanticipated expenses or charges resulting from the resizing, and (ix) the need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Exhibit 99.1 of Geron’s Current Report on Form 8-K filed on November 13, 2014. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Kevin Eng, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2014	2013	2014	2013
Revenues:
License fees and royalties	$178	$225	$1,153	$1,283

Operating expenses:
Research and development	4,351	5,089	20,707	23,155
Restructuring charges	—	430	—	1,462
General and administrative	4,838	3,981	16,758	15,624
Total operating expenses	9,189	9,500	37,465	40,241
Loss from operations	(9,011)	(9,275)	(36,312)	(38,958)

Unrealized (loss) gain on derivatives	(15)	(109)	351	(316)
Interest and other income	100	115	373	951
Interest and other expense	(21)	(12)	(82)	(56)
Net loss	$(8,947)	$(9,281)	$(35,670)	$(38,379)

Basic and diluted net loss per share:
Net loss per share	$(0.06)	$(0.07)	$(0.23)	$(0.30)

Shares used in computing net loss per share	157,145,361	129,084,200	153,540,341	128,380,800

CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2014	December 31, 2013
Current assets:
Cash, cash equivalents and restricted cash	$43,062	$13,785
Current marketable securities	108,645	52,234
Other current assets	1,699	1,038
Total current assets	153,406	67,057

Noncurrent marketable securities	18,932	—
Property and equipment, net	173	92
Deposits and other assets	—	195
	$172,511	$67,344

Current liabilities[1]	$41,799	$7,587
Stockholders’ equity	130,712	59,757
	$172,511	$67,344

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[1] Balance as of December 31, 2014 includes $35.0 million in deferred revenue resulting from the upfront payment received under the collaboration with Janssen in December 2014.